Exhibit 8.2

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
301 South College Street / 23rd Floor Charlotte, NC 28202-6041 T: 704.417.3000 F: 704.377.4814 nelsonmullins.com

January 9, 2026

Eagle Energy Metals Corp.

5470 Kietzke Lane, Suite 300

Reno, Nevada 89511

Re:      Registration Statement on Form S-4 (File No. 333-290631)

Ladies and Gentlemen:

We have acted as counsel to Eagle Energy Metals Corp., a Nevada corporation (“Eagle Energy”) in connection with the preparation of the registration statement on Form S-4 (and together with the Proxy Statement/Prospectus filed therewith, the “Registration Statement”) (Registration No. 333-290631) originally filed with the Commission on September 30, 2025, and as amended or supplemented through the date hereof under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement is being filed in connection with the transactions contemplated by the parties, including Spring Valley Acquisition Corp. II, a Cayman Islands exempted company (“Acquiror”), Eagle Nuclear Energy Corp., a Nevada corporation (“New Eagle”), Spring Valley Merger Sub III, Inc., a Cayman Islands exempted company (“Merger Sub 1”), Spring Valley Merger Sub II, Inc., a Nevada corporation (“Merger Sub 2”), and together with Merger Sub 1, the “Merger Subs”), and Eagle Energy Metals Corp., a Nevada corporation (the “Eagle”) pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of September 29, 2025 (as it may be amended or supplemented from time to time, the “Agreement and Plan of Merger”), by and among Acquiror, New Eagle, Merger Sub 1, Merger Sub 2, and Eagle. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger.

You have requested our opinion concerning the tax consequences of the transactions to the parties to the Agreement and Plan of Merger and the discussion of the Second Merger as set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS – Tax Consequences of the Second Merger” in the Registration Statement.

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

Eagle Energy Metals Corp.

January 9, 2026

Representations and Assumptions

In providing this opinion, we have assumed (without any independent investigation or review thereof) that all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Agreement and Plan of Merger; all factual representations, warranties, and statements made or agreed to by the parties to the Agreement and Plan of Merger and related agreements (collectively, the “Agreements” and, together with the Registration Statement, the “Documents”), are true, correct, and complete as of the date hereof and will remain true, correct, and complete through the consummation of Transactions (as defined below), in each case without regard to any qualification as to knowledge, belief, materiality, or otherwise; the descriptions of Eagle in the Registration Statement, the public filings filed in connection with New Eagle’s listing on Nasdaq, and New Eagle’s other public filings are true, accurate, and complete; the description of the Second Merger and other transactions related to the Second Merger (together, the “Transactions”) in the Registration Statement is and will remain true, accurate, and complete, the Second Merger will be consummated in accordance with such description and with the Agreement and Plan of Merger and the other Agreements, without any waiver or breach of any material provision thereof, and the Second Merger will be effective under applicable corporate law as described in the Agreement and Plan of Merger and the other Agreements; the Documents represent the entire understanding of the parties with respect to the Second Merger and other Transactions, there are no other written or oral agreements regarding the Transactions other than the Agreements, and none of the material terms and conditions thereof have been or will be waived or modified; the parties will treat the Second Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below; and all applicable reporting requirements have been or will be satisfied.

The opinion set forth below is based on the Code, administrative rulings, judicial decisions, Treasury Regulations and other applicable authorities, all as in effect on the effective date of the Registration Statement. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the Agreements, or any of the transactions related thereto, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Opinions

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, it is our opinion that the Second Merger, taken together with the First Merger and PIPE Financing as discussed in the Agreement and Plan of Merger should qualify as an integrated transaction governed by Section 351(a) of the Code. As a result, a U.S. Holder that exchanges Eagle Common Stock in the Second Merger for New Eagle Common Stock generally should not recognize any gain or loss on such exchange. In such case, assuming gain recognition is not required, the aggregate adjusted tax basis of the New Eagle Common Stock received in the Second Merger by a U.S. Holder should be equal to the adjusted tax basis of the Eagle Common Stock surrendered in the Second Merger in exchange therefor and the holding period of the New Eagle Common Stock should include the holding period during which the Eagle Common Stock surrendered in the Second Merger in exchange therefor.

Eagle Energy Metals Corp.

January 9, 2026

We hereby consent to be named in the Registration Statement and to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Agreement and Plan of Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

Very truly yours,

/S/ NELSON MULLINS RILEY & SCARBOROUGH LLP